Gulf Bank to Deploy SCTN (OTC) Loyalty Software with selektpoints

Phoenix, USA — June 29, 2007 —

Smart Chip Technology the leading provider of end to end loyalty solutions, with Phoenix Technology Holdings Inc. is pleased to announce Gulf Bank of Kuwait will be deploying the selektpoints™ Loyalty Program utilizing the SCTN (OTC) End to End Loyalty Solution deployed through Phoenix Technology Holdings Inc.

“Gulf Bank’s customer focus and continued award winning service is an excellent foundation for selektpoints in this partnership. They have shown significant growth and leadership in their merchant relationships and we are very proud to pioneer this relationship and new offering.” commented Robert Buchan, CEO of selektpoints™.

Under the agreement, Gulf Bank is the exclusive selektpoints( Landlord Bank in Kuwait. Gulf Bank customers will be able to earn selektpoints( rewards at selected merchant establishments throughout the Middle East and elsewhere in the world.

“We are delighted to be able to offer selektpoints( rewards,” said Louis Myers, Gulf Bank’s CEO & CGM. “Gulf Bank is a leader in delivering great service and making the banking experience more rewarding for our customers. We believe the relationship with selektpoints( will provide real benefits for customers and participating markets and will further strengthen Gulf Bank’s competitive customer offer.”

About Gulf Bank

Gulf Bank is Kuwait’s second largest and fastest growing commercial bank. Established in 1960, Gulf Bank has since progressed to becoming an industry-leading financial services provider complemented by a large network of 40 branches strategically positioned in key locations in Kuwait for the banking convenience of customers.

Gulf Bank has been awarded ‘Best Bank in Kuwait’ by Global Finance in 2007 and ‘Best Retail Bank in the Middle East’ in 2005 and 2006 by Banker Middle East. Gulf Bank routinely surpasses its competition by focusing on one simple strategy: delivering superior customer satisfaction. The Bank has consistently delivered strong financial results in a highly competitive market environment reflecting its focused and effective business strategies.

Gulf Bank continues to grow and evolve its leadership position within the Kuwait banking community as a result of its innovative Transformation and Actualization Strategies that have been the driving force behind its management, operations and remarkable success since 1999.

The main businesses of the Bank are Retail Banking, Corporate Banking, Treasury, International Banking and Investment Management.

For more information visit our website: www.gulfbank.com.kw or contact:

Mobeenah Baloch	Dina Sabry
Marketing Department	Senior Account Executive
Gulf Bank	Hill & Knowlton

Tel: (+965) 244 9501	Tel: (+965) 232 2976
Mobile: (+965) 944 5975
Email: mbaloch@gulfbank.com.kw	Email: dsabry@hillandknowlton.com.bh

About selektpoints™

selektpoints™, a TII Group company (KSE: TII), is the worlds first multi national fully interoperable loyalty program that partners with landlord banks™

and selektmerchants to offer the participants a unique loyalty experience. selektpoints™ is an EMV Smart Chip Based loyalty program that brings a very unique and powerful value proposition to banks around the world who look to offer significant value added programs to their EMV initiatives (www.selektpoints.com).

About Phoenix Technology Holdings Incorporated

Phoenix Technology Holdings provide hosting, development, sales, client implementation, and system support for customer retention solutions allowing clients to deploy sophisticated strategies easily and quickly. (www.phoenix-tec.com)

About Smart Chip Technologies (OTC:SCTN)

Smart Chip Technologies’ turn-key customer retention solution, including Loyalty, Pre-Paid Stored Value, Punch Cards, and Gift Cards enables issuers, acquirers, and merchants to take advantage of real-time programs using their cardholder’s existing cards using bar codes, magnetic stripes, smart chips, RFID, Internet accounts, and other consumer electronic technology, such as SMS and MMS cellular phones. The SCTN system is a scalable, high performance, end-to-end solution that uses an ASP model to customize the system’s look and feel to reinforce customer branding. (www.sctn.com)